Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Stephen C. Forsyth 203-969-0666 ext. 425 stephen.forsyth@hexcel.com

Media: Michael W. Bacal 203-969-0666 ext. 426 michael.bacal@hexcel.com

Hexcel Names David L. Pugh to Board of Directors

STAMFORD, CT. — July 18, 2006 — Hexcel Corporation (NYSE/PCX: HXL) today announced the naming of David L. Pugh to its board of directors.  Mr. Pugh is the Chairman and Chief Executive Officer of Applied Industrial Technologies Inc. (NYSE: AIT), a leading North American industrial product distributor.  Mr. Pugh has been with AIT since 1999, and prior to joining AIT was senior vice president of Rockwell Automation and general manager of Rockwell’s Industrial Control Group.  Previously, Mr. Pugh held various sales, marketing and operations positions with Square D. Co. and Westinghouse Electric Corp.  Mr. Pugh currently serves on the board of a variety of private companies and other business and non-profit organizations.

Mr. David E. Berges, Hexcel’s Chairman and Chief Executive Officer, said “David Pugh brings to the Hexcel board a unique combination of operations and sales and marketing experience.  That, combined with his experience as CEO of a public company similar in size to that of Hexcel, makes him exceptionally well qualified to sit on our board.  On behalf of the entire board, I would like to say we look forward to working with him.”

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Hexcel Corporation is a leading advanced structural materials company.  It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics and industrial applications.